UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016

AT&T INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-8610	43-1301883
(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

(210) 821-4105

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On November 15, 2016, AT&T Inc. (the “Company”) entered into a $10 billion Term Loan Credit Agreement (the “Term Loan”) with JPMorgan Chase Bank, N.A., as agent, and a syndicate of 20 lenders. In connection with the entry into the Term Loan, the “Tranche 2 Commitments” in the aggregate amount of $10 billion under the $40 billion Term Loan Credit Agreement (the “Bridge Loan”), dated as of October 22, 2016 and amended and restated on November 15, 2016, among the Company, the lenders named therein and JPMorgan Chase Bank, N.A., as agent, have been reduced to zero. The “Tranche 1 Commitments” under the Bridge Loan in the aggregate amount of $30 billion remain in effect.

In the event advances are made under the Term Loan, those advances would be used solely to finance a portion of the cash consideration to be paid in the merger (the “Merger”) of West Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), with and into Time Warner Inc., a Delaware corporation (“Time Warner”), the refinancing of debt of Time Warner and its subsidiaries and the payment of related fees and expenses.

Under the Term Loan, there are two tranches (Tranche A and Tranche B) of commitments, each in an aggregate amount of $5 billion.

The obligations of the lenders under the Term Loan to provide advances will terminate on the earliest of (i) October 23, 2017, subject to extension in certain cases to a date not beyond April 23, 2018, (ii) the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 22, 2016, among Time Warner, the Company and Merger Sub (the “Merger Agreement”) without the borrowing of advances under the Term Loan and (iii) the termination of the Merger Agreement.

Advances would bear interest, at the Company’s option, either:

•	at a variable annual rate equal to: (1) the highest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) 0.5% per annum above the federal funds rate, and (c) the London interbank offered rate (“LIBOR”) applicable to dollars for a period of one month plus 1.00%, plus (2) an applicable margin, as set forth in the Term Loan (the “Applicable Margin for Base Advances”); or

•	at a rate equal to: (i) LIBOR (adjusted upwards to reflect any bank reserve costs) for a period of one, two, three or six months, as applicable, plus (ii) an applicable margin, as set forth in the Term Loan (the “Applicable Margin for Eurodollar Rate Advances”).

The Applicable Margin for Eurodollar Rate Advances under the Tranche A Facility will be equal to 1.000%, 1.125% or 1.250% per annum depending on the Company’s unsecured long-term debt ratings. The Applicable Margin for Eurodollar Rate Advances under the Tranche B Facility will be equal to 1.125%, 1.250% or 1.375% per annum depending on the Company’s unsecured long-term debt ratings. The Applicable Margin for Base Advances will be equal to the greater of (x) 0.00% and (y) the relevant Applicable Margin for Eurodollar Rate Advances minus 1.00% per annum, depending on the Company’s unsecured long-term debt ratings.

The Company will also pay a commitment fee (“Commitment Fee”) of 0.090%, 0.100% or 0.125% of the commitment amount per annum, depending on the Company’s unsecured long-term debt ratings.

As of the date of this filing, the Company’s unsecured long-term debt is rated BBB+ by S&P, Baa1 by Moody’s and A- by Fitch, and, accordingly, the Applicable Margin for Eurodollar Rate Advances at this time is 1.000% and 1.125%, respectively, for the Tranche A Facility and Tranche B Facility. S&P, Moody’s and Fitch may change their ratings at any time, and the Company disclaims any obligation to provide notice of any changes to these ratings.

In the event that the Company’s unsecured long-term debt ratings are split by S&P, Moody’s and Fitch, then the Applicable Margin for Eurodollar Rate Advances, the Applicable Margin for Base Advances and the Commitment Fee, as the case may be, will be determined by the highest of the three ratings, except that in the event the lowest of such ratings is more than one level below the highest of such ratings, then the Applicable Margin for Eurodollar Rate Advances, the Applicable Margin for Base Advances and the Commitment Fee, as the case may be, will be determined based on the level that is one level above the lowest of such ratings.

Advances under the Term Loan are conditioned on the following:

•	the Merger occurring substantially concurrently with the making of the advances in accordance with the terms of the Merger Agreement;

•	the absence of a material adverse effect of Time Warner;

•	delivery of certain historical and pro forma financial information of the Company and Time Warner;

•	the absence of breaches of certain representations and warranties under the Term Loan and the Merger Agreement and no payment or bankruptcy default under the Term Loan;

•	certain customary documentation requirements; and

•	payment of fees and expenses due under the Term Loan.

Repayment of all advances with respect to the Tranche A Facility must be made no later than two years and six months after the date on which such advances are made. Amounts borrowed under the Tranche B Facility will be subject to amortization commencing two years and nine months after the date on which such advances are made, with 25 percent of the aggregate principal amount thereof being payable prior to the date that is four years and six months after the date on which such advances are made, and all remaining principal amount due and payable on the date that is four years and six months after the date on which such advances are made.

The Term Loan contains certain representations and warranties and covenants, including a limitations on liens covenant and, beginning in the first full fiscal quarter ending after the closing date, a net debt-to-EBITDA financial ratio covenant that the Company will maintain, as of the last day of each fiscal quarter, a ratio of not more than 3.5 to 1 of:

(A) all items that would be treated under accounting principles generally accepted in the United States (“GAAP”) as specified in the Term Loan as indebtedness on the Company’s consolidated balance sheet minus the amount by which the sum of (i) 100% of unrestricted cash and cash equivalents held by the Company and its subsidiaries in the United States (it being understood and agreed that the proceeds of any Permanent Financing (as defined in the Term Loan) held or placed into escrow shall be deemed to be unrestricted), and funds available on demand by the Company and its subsidiaries in the United States (including but not limited to time deposits), and (ii) 65% of unrestricted cash and cash equivalents held by the Company and its subsidiaries outside of the United States, exceeds $2 billion in the aggregate (or the avoidance of doubt, any cash and cash equivalents held by the Company and its subsidiaries outside of the United States shall not be considered “restricted” solely as a result of the repatriation of such cash and cash equivalents being subject to any legal limitation or otherwise resulting in adverse tax consequences to the Company), to

(B) the net income of the Company and its consolidated subsidiaries, determined on a consolidated basis for the four quarters then ended in accordance with GAAP, adjusted to exclude the effects of (a) gains or losses from discontinued operations, (b) any extraordinary or other non-recurring non-cash gains or losses (including non-cash restructuring charges), (c) accounting changes including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date of the Term Loan, (d) interest expense, (e) income tax expense or benefit, (f) depreciation, amortization and other non-cash charges (including actuarial gains or losses from pension and postretirement plans), (g) interest income, (h) equity income and losses and (i) other non-operating income or expense. In the event the Company makes a Material Acquisition or a Material Disposition (each as defined in the Term Loan) during the relevant four quarter period, pro forma effect will be given to such material acquisition or material disposition, as if such material acquisition or material disposition occurred on the first day of such period.

Events of default under the Term Loan, which, if occurring after the advances are made, would result in the acceleration of or permit the lenders to accelerate, as applicable, required payment and which would increase the Applicable Margin for Eurodollar Rate Advances and the Applicable Margin for Base Advances by 2.00% per annum, whether automatically or upon the request of the requisite lenders, as applicable, include the following:

•	Failure to pay principal or interest, fees or other amounts under the Term Loan beyond any applicable grace period;

•	Material breaches of representations and warranties in the Term Loan;

•	Failure to comply with the preservation of corporate existence, visitation rights or reporting requirements specified under the Term Loan;

•	Failure to comply with the negative covenants or the net debt-to-EBITDA ratio covenant described above;

•	Failure to comply with other covenants under the Term Loan for a specified period after notice;

•	Failure to pay when due other debt of $750 million (or higher threshold amount under the Company’s existing $12 billion revolving credit agreement, but in no event higher than $2 billion) (the “Threshold Amount”) after any applicable grace period, (2) the occurrence of any other event or condition under any agreement or instrument related to such other debt if the effect is to accelerate the maturity of such other debt or (3) the declaration of any such other debt to be due and payable prior to the stated maturity thereof or required to be prepaid or redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease is required to be made prior to the stated maturity thereof (clauses (2) and (3) are commonly referred to as “cross-acceleration”), except that no debt of a person that is merged into or consolidated with the Company or any subsidiary of the Company or that becomes a subsidiary of the Company is covered by this cross-acceleration provision for a period of 90 days after the date that such other debt becomes debt of the Company or any of its subsidiaries, and cross-acceleration does not apply to any prepayment or similar event resulting from a voluntary notice of prepayment or similar action;

•	Commencement by a creditor of enforcement proceedings within a specified period after a money judgment in excess of the Threshold Amount has become final unless such claim is otherwise insured;

•	Acquisition by any person or group of beneficial ownership of more than 50% of the Company common shares or a change of more than a majority of the Company’s directors in any 24-month period other than as elected by the remaining directors;

•	Failure by the Company or certain affiliates to make certain minimum funding payments under the Employee Retirement Income Security Act of 1974, and such failure could reasonably be expected to subject the Company or any of its subsidiaries to liabilities in excess of the Threshold Amount; and

•	Specified events of bankruptcy or insolvency.

Prior to the closing date, only a payment or bankruptcy event of default would permit the lenders to terminate their commitments under the Term Loan.

The description of the Term Loan contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Term Loan, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	U.S. $10,000,000,000 Term Loan Credit Agreement, dated as of November 15, 2016, among AT&T Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2016	AT&T INC.

	By:	/s/ Jonathan P. Klug
Jonathan P. Klug
Senior Vice President and Treasurer